EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-18945, 333-90524, 333-143158, and 333-171372) on Form S-8 of Craft Brewers Alliance, Inc. (the “Company”) of our report dated March 31, 2011, relating to the consolidated financial statements of the Company appearing in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Moss Adams LLP

Seattle, Washington
March 31, 2011